Exhibit 10.1

MANAGER AGREEMENT

Manager Agreement (the “Agreement”) made as of 12:01 a.m. ET on the 1st day of October, 2020 (the “Execution Time”), by and among Icahn Enterprises L.P., a Delaware limited partnership (“IEP”), Icahn Capital LP, a Delaware limited partnership (the “General Partner” and together with IEP, the “Employer”), Brett Icahn (the “Employee”), Isthmus LLC, a Delaware limited liability company wholly owned by the Employee (“Isthmus”), Icahn Partners LP, a Delaware limited partnership (“Icahn Partners”), and Icahn Partners Master Fund LP, a Delaware limited partnership (“Icahn Master” and together with Icahn Partners, the “Funds”, which term will also include any and all other private investment funds or other entities that are Affiliates of the Employer that may, from time to time, hereafter be designated as a Fund by written notice from the Employer to the Employee). Unless otherwise defined herein a capitalized term used herein shall have the meaning attributed to it in Section 16 hereof.

RECITALS:

The General Partner operates the Funds.

As further described in the LPA, the Funds will include two separately tracked investment portfolios: (i) new investment positions in Securities which will be managed pursuant to Section 4 (the “Mesa Portfolio”) and (ii) new investment positions in Securities which will be managed pursuant to Section 5 (the “River Portfolio”).

The activities of the Mesa Portfolio and the River Portfolio will be conducted under this Agreement, and the securities of the Mesa Portfolio and the River Portfolio will be acquired, held and disposed of by the Funds, but such activities will be tracked as separate portfolios for purposes of determining the Profit-Sharing Payment under this Agreement. Isthmus shall make and hold investments in the Mesa Portfolio and the River Portfolio through the Co-Investment Portfolio pursuant to this Agreement and the LPA, and the profit and loss associated with the Co-Investment Portfolio shall be allocated to Isthmus in accordance with the LPA and shall not be taken into account in the Calculation of the Profit-Sharing Payment.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, desiring to be legally bound, hereby agree as follows:

1.           Termination of Prior Relationships. Except for (i) his right under any indemnity agreement or indemnity obligation now existing, (ii) his right under the RSU Agreement and (iii) the rights of the Employee expressly set forth in this Agreement, the Employee has no other contracts, agreements, rights, partnership or membership interests, profit rights or participations, or claims, against or relating to, any member of the Icahn Group of any kind or character, direct or indirect and any and all such contracts, agreements, rights, partnership or membership interests, profit rights or participations, and claims, if any, are hereby terminated, waived and released in all respect and are and shall be null and void and have no force or effect. In particular, the Employee is not entitled to any past or future base salary or bonus, and is not entitled to receive any salary or bonus in respect of the services he is to provide hereunder or any other payment or compensation, other than as expressly set forth in this Agreement and the RSU Agreement. Employee is not entitled to participate in the Icahn Enterprises L.P. Severance Pay Plan, or any other severance plan or program maintained by Employer or its Affiliates.

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2.           Employment/Title/Benefits. Subject to the terms of this Agreement, the Employer hereby employs the Employee to perform the duties described in Section 3(b), and the Employee hereby accepts such employment. During the term of his employment, the Employee shall serve as the Portfolio Manager of the Mesa Portfolio. The Employee hereby waives irrevocably all rights that the Employee (and/or, to the extent legally permissible, his future spouse and eligible children) may now or in the future have to participate in any and all benefit programs that the Employer makes available to its employees, including, without limitation, with respect to health insurance (medical, vision and dental), group term life insurance plan and disability coverage.

3.	Term and Duties.

(a)          Term. The term of employment will begin at the Execution Time and will end at 11:59 p.m. ET on September 30, 2027 (the “Term End”) unless such employment ceases prior to the Term End for any reason.

(b)          Duties. The Employee will (a) act as the Portfolio Manager of the Mesa Portfolio and (b) provide the River Services upon the request of the Employer which are described to Employee prior to the time he elects to participate in a position to be held in the River Portfolio, in each case subject to and in accordance with the terms and provisions of this Agreement and the LPA. In addition, the Employee will provide research, analysis and advice with respect to Employer Positions from time to time as reasonably requested by the Employer. Except as provided in this Section 3(b) and Section 3(c), Employee shall have no other duties or responsibilities hereunder.

(c)          Board Seats. At the Execution Time, the Employee will be appointed as a director of IEPGP. In addition, the Employee may from time to time be requested by the Employer to act as a director of one or more issuers of Securities that are held in the Mesa Portfolio and/or the River Portfolio (each such entity, a “Portfolio Company”) and the Employee agrees, subject to Section 17 of this Agreement, that he will fully cooperate with the Employer to stand for election/appointment to the board of any Portfolio Company designated by the Employer; provided, that, his failure to be elected or appointed to the board of any Portfolio Company shall not be a breach of this Agreement for any purpose. So long as the Employee remains employed by the Employer or, if Employee continues to be eligible to receive the Profit-Sharing Payment following the delivery of a Ride Notice, during the Non-Compete Period (as such term is defined in Section 13(b) below and modified by Section 13(c)), the Employee agrees that he will:

(x)          not resign during the then current term as a director of IEPGP or any Portfolio Company on whose board he is serving at the request of the Employer (but the Employee will not be required to accept any additional appointment or election to the board of IEPGP or any Portfolio Company following the last day of his employment by the Employer); and

(y)          resign from the board of directors of IEPGP and/or any Portfolio Company within five (5) business days following the request of the Employer that he do so.

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Any remuneration or other property obtained by the Employee as a result of acting as a board member of any Portfolio Company during the Term and thereafter shall remain the property of the Employee and shall not otherwise off-set or reduce, directly or indirectly, any rights to the Profit-Sharing Payment contemplated hereunder. In addition, as of the Execution Time, Employee serves on the Board of Directors of Newell Brands and the parties hereto agree that Employee’s continued service on such board shall not violate this Agreement and/or any Policy that is applicable to Employee and any remuneration otherwise payable to Employee in respect of such service shall remain the property of Employee.

4.	The Mesa Portfolio.

(a)          Mesa Operations. The Mesa Portfolio may, pursuant to this Agreement, make only Permitted Investments. Once an investment has been designated as a Permitted Investment pursuant to the terms of this Agreement, all decisions relating to the timing, frequency, prices, quantities and all other matters concerning the: (x) purchase of any Securities comprising such Permitted Investment shall be made in the sole and absolute discretion of the Employer; provided, however, that in no event shall Isthmus be required to co-invest more than the Isthmus Amount to an investment in any single issuer without the prior written consent of the Employee; and (y) Sale of any Securities comprising such Permitted Investment shall, subject to the provisions of Section 4(d) below, be made only with the mutual consent of the Employer and the Employee.

Without limiting the foregoing, once an investment has been designated as a Permitted Investment for purposes of this Agreement, all other decisions regarding such Permitted Investment (including, without limitation, general strategy, actions that would result in or require any regulatory filing that would disclose a Permitted Investment publicly, and the content of any such filing or any press release, letter or other public statement regarding any Permitted Investment), shall be made by the Employer in its sole and absolute discretion; provided, however, that the Employer may, but shall not be required to, consult with the Employee regarding such matters.

(b)          Co-Investment Portfolio. With respect to any Permitted Investment to be made by the Mesa Portfolio, the Employer and Isthmus (in each case through capital contributions made to the Funds as required by this Agreement) shall co-invest in such Permitted Investment in the Buying Ratio until the Isthmus Amount has been reached, measured on an investment by investment basis (i.e., Isthmus is never required to invest more than $7,500,000 in any one Permitted Investment). Within one (1) business day following such time, if any, that the Isthmus Amount has been reached, the Employee must elect in writing to cause Isthmus to either: (x) continue co-investing in such Permitted Investment (which Isthmus shall have the right, but no obligation, to do without limit, but any such further co-investments shall be made only in the Buying Ratio); or (y) cease co-investing in such Permitted Investment, in which case (or if the Employee has not made any election within such one (1) business day period), the Employee may not, for the remainder of the Term, elect to cause Isthmus to resume co-investing in such Permitted Investment; provided, however, that if any further purchase of such Permitted Investment is proposed by the Employer to be made following an election by Isthmus to cease co-investing, then the Employee may elect to cause Isthmus to resume co-investing in such Permitted Investment (but any such further co-investments shall be made only in the Buying Ratio). In any case (i.e., whether the Employee elects to cause Isthmus to continue co-investing in such Permitted Investment, elects to cause Isthmus to cease co-investing in such Permitted Investment or makes no election), once the Isthmus Amount has been reached, any further purchases of such Permitted Investment during the Term (x) must be conducted through the Mesa Portfolio and (y) shall be taken into account in the Calculation of the Profit-Sharing Payment.

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(c)          Limitations With Respect to Mesa Portfolio. Unless the Employer and the Employee have consented in writing or as otherwise expressly permitted by this Agreement, during the Term:

(i) the Mesa Portfolio shall not purchase or Sell any River Positions, Employer Positions, Employee Positions, Rejected Positions (except as set forth in clause (ii) below) or Eligible Positions;

(ii) neither the Employer nor its Affiliates shall purchase or Sell: (x) outside of the Mesa Portfolio any Mesa Positions; (y) any Employee Positions; or (z) any Rejected Position, unless the Employer shall have notified the Employee in writing of the Employer’s intention to do so (which the Employer shall be entitled to do regardless of whether the Employee or his Affiliates shall have previously made any purchases of such Rejected Position), in which case the Employee shall have two (2) business days following the time of delivery of such notice in which to elect to either (i) permit the Employer and its Affiliates to buy such Rejected Position outside of the Mesa Portfolio from time to time during the Term without limit or (ii) require that such Rejected Position be purchased by the Mesa Portfolio (but the Employee may only make this election if the Employee has, within such two-business day period, agreed in writing to cause Isthmus to contribute, or otherwise irrevocably make available to the Funds, in accordance with the Funding Protocol, not less than the Isthmus Amount to fund the purchase by the Funds of Isthmus’ pro-rata portion of such Rejected Position), it being understood and agreed that if the Employee fails to make any election within such two-business day period then the Employee shall be deemed to have elected the option set forth in the foregoing clause (i); and

(iii) neither the Employee nor his Affiliates shall purchase or Sell: (w) outside of the Mesa Portfolio any Mesa Positions; (x) any Employer Positions; (y) any Employee Positions; or (z) any Eligible Positions.

For the avoidance of doubt, during the Term: (A) neither the Employee nor his Affiliates shall be prohibited from purchasing or Selling any Rejected Positions outside of the Mesa Portfolio prior to such time, if any, that such Rejected Positions are purchased by the Mesa Portfolio pursuant to clause (ii) above; and (B) neither the Employer nor its Affiliates shall be prohibited from purchasing or Selling any Eligible Positions outside of the Mesa Portfolio or proposing any Eligible Positions for purchase by the River Portfolio.

From and after the time of cessation of the Employee’s employment under this Agreement for any reason (including as a result of a Terminating Event, a termination by the Employer for Cause and a resignation by the Employee other than by means of a Permitted Resignation): (x) neither the Employee nor his Affiliates shall have any right or obligation to co-invest with the Mesa Portfolio; (y) if a Ride Notice has been timely delivered by the Employee, neither the Employee nor his Affiliates shall purchase or Sell any Mesa Positions (including any Mesa Positions that have been distributed by the Funds to the Employee or his Affiliates) prior to the Term End without the prior written consent of the Employer (which consent may be granted or withheld by the Employer in its sole and absolute discretion); and (z) if a Ride Notice has not been timely delivered by the Employee, the provisions of this Section 4(c) (other than this paragraph) shall have no further force or effect; provided, however, that neither the Employee nor his Affiliates shall purchase or Sell any Mesa Positions (including any Mesa Positions that have been distributed by the Funds to the Employee or his Affiliates) prior to the date that is one (1) year following the time of cessation of the Employee’s employment under this Agreement without the prior written consent of the Employer (such consent not to be unreasonably withheld).

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(d)	Sales of Mesa Positions. Notwithstanding the provisions of Section 4(a), (b) and (c):

(i)          the Employer shall have the right to cause the Funds to Sell any or all of the Mesa Positions, at any time and from time to time, and without the consent of the Employee; provided, however, that: (x) any such Sale of a Mesa Position by the Employer that is not a Permitted Sale shall be deemed for all purposes of this Agreement to be, and shall have the consequences of, a termination of this Agreement by the Employer without Cause; and (y) the Employer shall in no event cause the Funds to Sell any Securities attributable to the Co-Investment Portfolio without the prior written consent of the Employee (but the Employer must, subject to the provisions of Section 14(n), offer Isthmus the opportunity to Sell any such Securities on a pro-rata basis with the Funds); and

(ii)         notwithstanding clause (i) above, the Employer shall have the right to direct the Employee to cause the Funds to Sell any or all of the Mesa Positions, and no such Sale shall be treated as a termination of this Agreement by the Employer without Cause, but the Employer must exercise this right by providing Isthmus written notice thereof at a time that is not less than six (6) months prior to the Term End (any such notice delivered by the Employer shall be referred to as the “Sale Notice”; any Mesa Positions included in the Sale Notice shall be referred to as the “Designated Positions”; and all Mesa Positions not included in the Sale Notice shall be referred to as the “Remaining Positions”); provided, however, that the Employer shall not be permitted to include in the Sale Notice any Mesa Position which constitutes a Large Position as of the time of delivery of the Sale Notice (i.e., all Mesa Positions constituting Large Positions as of the time of delivery of the Sale Notice shall automatically be deemed to be Remaining Positions). If the Employer does not deliver a timely Sale Notice, then all Mesa Positions shall be deemed to be Remaining Positions. If the Employer delivers timely a Sale Notice to Isthmus, then Isthmus shall use best efforts to cause the Funds to Sell all the Designated Positions prior to the Term End but the timing and manner of all such Sales may be conducted at the discretion of the Employee. Any Designated Positions which are not Sold prior to the Term End, may, at the election of the Employer, be Sold by, and at the discretion of, the Employer during the 30-day period following the Term End.

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5.	The River Portfolio.

(a)          From time to time following the Execution Time, the Employer may request that the Employee and the NSAs provide services in relation to identified Securities and propose to the Employee that investments related to such Securities be included in the River Portfolio (it being understood, acknowledged and agreed that the Employer has no obligation to make any such proposals and may pursue any such transactions outside of the River Portfolio in its sole and absolute discretion). Each such proposal will include reasonable detail regarding the scope of requested services, which may include research, analysis and advice as to the relevant Securities and/or board service requirements for the Employee, among other matters. The services contemplated by this paragraph, collectively, the “River Services”. All such River Services shall be disclosed to Employee prior to the time any position is proposed to be included in the River Portfolio and no new services may be assigned to Employee without his express written consent after a position has been included in the River Portfolio.

(b)          If, within one week of any proposal from the Employer regarding any Securities to be included in the River Portfolio, the Employee elects that Isthmus will: (x) co-invest in the Securities of such issuer and Isthmus has agreed in writing to contribute, or otherwise irrevocably make available to the Funds, in accordance with the Funding Protocol, the Isthmus Amount with respect to such Securities, then (A) the Employee shall provide the requested River Services with respect to such Securities and (B) except as otherwise provided in this Section 5, any purchase or Sale of such issuer’s Securities shall be conducted by the River Portfolio and shall be subject to all of the other terms of this Agreement; or (y) not co-invest in the Securities of such issuer, or if the Employee does not make any election within such one week period, then the River Portfolio will not purchase Securities of such issuer and, at the discretion of the Employer, the Employer and its Affiliates may purchase and Sell such issuer’s Securities outside of the River Portfolio.

(c)          All decisions relating to the timing, frequency, prices, quantities and all other matters concerning the purchase and/or Sale of any River Positions shall be made in the sole and absolute discretion of the Employer; provided, however, that in no event shall: (x) Isthmus be required to provide more than the Isthmus Amount to an investment in any single issuer without the prior written consent of the Employee; and (y) the Employer cause the Funds to Sell any Securities attributable to Isthmus’ co-investment in any River Positions without the prior written consent of the Employee (but the Employer must, subject to the provisions of Section 14(n), offer Isthmus the opportunity to Sell any such Securities on a pro-rata basis with the Funds).

(d)          Without limiting the foregoing, once an investment has been designated as a River Position for purposes of this Agreement, all other decisions regarding such River Position (including, without limitation, general strategy, actions that would result in or require any regulatory filing that would disclose a River Position publicly, and the content of any such filing or any press release, letter or other public statement regarding any River Position), shall be made by the Employer in its sole and absolute discretion; provided, however, that the Employer may, but shall not be required to, consult with the Employee regarding such matters.

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(e)          The Employer and Isthmus (in each case through capital contributions made to the Funds as required by this Agreement) shall co-invest in each River Position in the Buying Ratio until the Isthmus Amount has been reached, measured on an investment by investment basis (i.e., Isthmus is never required to invest more than $7,500,000 in any one River Position). Within one (1) business day following such time, if any, that the Isthmus Amount has been reached, the Employee must elect in writing to cause Isthmus to either: (x) continue co-investing in such River Position (which Isthmus shall have the right, but no obligation, to do without limit, but any such further co-investments shall be made only in the Buying Ratio); or (y) cease co-investing in such River Position, in which case (or if the Employee has not made any election within such one (1) business day period), the Employee may not, for the remainder of the Term, elect to cause Isthmus to resume co-investing in such River Position. If the Employee elects to cause Isthmus to continue co-investing in such River Position, then, until such time as the Employee elects to cause Isthmus to cease co-investing in such River Position, any further purchases of such River Position during the Term (x) must be conducted through the River Portfolio and (y) shall be taken into account in the Calculation of the Profit-Sharing Payment. If the Employee elects to cause Isthmus to cease co-investing in such River Position (including after an election to continue co-investing) or makes no election within such one-business day period, then: (a) the River Portfolio shall terminate all further investment in such issuer; (b) the Employee and his Affiliates (including Isthmus) may not purchase or Sell any Securities of such issuer outside of the River Portfolio during the Term without the written consent of the Employer; (c) the Employer may elect, in its sole discretion, to purchase additional Securities of the relevant issuer outside of the River Portfolio; (d) the Securities of such issuer owned by the River Portfolio through the time at which such election is made will be included in the Calculation of the Profit-Sharing Payment; and (e) none of such Securities of such issuer purchased by the Employer outside of the River Portfolio as permitted by this Agreement will be included in the Calculation of the Profit-Sharing Payment.

(f)           Unless the Employer and the Employee have consented in writing or as otherwise expressly permitted by this Agreement, during the Term: (x) the River Portfolio shall not purchase or Sell any Mesa Positions, Employer Positions, Employee Positions and/or any Rejected Positions; and (y) neither the Employer or its Affiliates, nor the Employee or his Affiliates, shall purchase or Sell outside of the River Portfolio any River Positions.

From and after the time of cessation of the Employee’s employment under this Agreement for any reason (including as a result of a Terminating Event, a termination by the Employer for Cause and a resignation by the Employee other than by means of a Permitted Resignation): (x) neither the Employee nor his Affiliates shall have any right or obligation to co-invest with the River Portfolio; (y) if a Ride Notice has been timely delivered by the Employee, neither the Employee nor his Affiliates shall purchase or Sell any River Positions (including any River Positions that have been distributed by the Funds to the Employee or his Affiliates) prior to the Term End without the prior written consent of the Employer (which consent may be granted or withheld by the Employer in its sole and absolute discretion); and (z) if a Ride Notice has not been timely delivered by the Employee, the provisions of this Section 5(f) (other than this paragraph) shall have no further force or effect; provided, however, that neither the Employee nor his Affiliates shall purchase or Sell any River Positions (including any River Positions that have been distributed by the Funds to the Employee or his Affiliates) prior to the date that is one (1) year following the time of cessation of the Employee’s employment under this Agreement without the prior written consent of the Employer (such consent not to be unreasonably withheld).

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6.           Staff. The Employee will manage up to three portfolio managers (“NSAs”) who will be employed by the Employer to work on the Mesa Portfolio and the River Portfolio pursuant to the agreements attached hereto as Exhibit A (all such agreements collectively, the “NSAs Agreements”). For the avoidance of doubt, Employee shall not be deemed to be in breach of this Agreement for any reason if the Employer fails to hire or retain any NSA and/or any NSA breaches his or her NSA Agreement or other Policy applicable to such individual. In addition, for purposes of this Agreement and the Calculations contemplated hereby, the aggregate Amount of any “Base Salary” and “Bonus Amounts” (as set forth in Exhibit A of the NSA Agreements) for each NSA shall not exceed the Amounts set forth in the NSAs Agreements attached as Exhibit A to this Agreement without the express written consent of the Employee.

7.	Profit-Sharing Payment.

(a)          Calculation. Subject to the terms and provisions of this Agreement, as of the Final Time, the Employee will become entitled to receive from the Employer, at the Manager Payment Time, a one-time payment (the “Profit-Sharing Payment”) in an Amount equal to (x) the Final Manager Amount minus (y) the Offset Amount. If the Offset Amount is greater than the Final Manager Amount, then Isthmus or the Employee shall pay to the Employer, within five (5) business days following the Employee’s receipt of written notice from the Employer, an Amount equal to the Excess Amount, which payment obligations shall constitute full recourse liability debt of Isthmus and the Employee. In the event that the Employee does not deliver the Excess Amount, if any, to the Employer in a timely manner, the Employer shall be entitled to withhold the Excess Amount from the Co-Investment Amount, and the portion of the Excess Amount withheld from each Fund shall be determined in the Employer’s reasonable discretion. The Final Manager Amount, the Offset Amount, the Excess Amount, the Co-Investment Amount, and each of the components thereof, will be Calculated in accordance with the hypothetical examples attached hereto as Schedule I.

Notwithstanding the foregoing, in the case of a termination of this Agreement for any reason (including as a result of Employee’s death or disability) other than (x) a termination by the Employer for Cause as a result of the Employee’s conviction of a felony or (y) a resignation by the Employee other than by means of a Permitted Resignation, the Employee (or, in the case of Employee's death or disability, his estate or representative) shall have the right to elect that all (but not less than all) of the remaining Mesa Positions and River Positions (including, in each case, any Mesa Position or River Position that constitutes a Large Position as of the time of such termination) shall remain in the Mesa Portfolio and the River Portfolio, respectively, through the Cessation Time, but the Employee must exercise this right by providing the Employer irrevocable written notice thereof within two (2) business days (or in the event of his death or disability, within a reasonable period of time such that his executor and/or guardian may make such election upon notice of the Employer) following such termination (any such notice delivered by the Employee (or, in the case of Employee's death or disability, his estate or representative) shall be referred to as the “Ride Notice”; the companies that issued the Securities comprising such remaining Mesa Positions and River Positions shall be referred to as “Ride Companies”; and such remaining Mesa Positions and River Positions (including, in each case, any Large Positions), together with any and all additional Securities issued by any Ride Companies that are purchased by the Funds following such termination and prior to the Term End, shall be referred to as the “Ride Positions”). If the Employee (or, in the case of Employee's death or disability, his estate or representative) delivers timely a Ride Notice to the Employer, then all of the Ride Positions shall remain in the Mesa Portfolio and the River Portfolio, respectively, through the Cessation Time, and the Employer shall be permitted, but shall be under no obligation, to Sell any or all of the Ride Positions, at any time and from time to time, and the timing and manner of all such Sales may be conducted at the discretion of the Employer.

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If mutually agreed by the Employee and the Employer, in lieu of cash, the Profit-Sharing Payment (or any portion thereof) may be made via the delivery of Mesa Positions and /or River Positions.

For the avoidance of doubt, neither Isthmus nor the Employee is entitled to any Profit-Sharing Payment or other Amounts on any profit, investment, position or transaction that is made prior to the Execution Time or which occurs outside the Mesa Portfolio and the River Portfolio, and only investments that are allocated to the Mesa Portfolio or the River Portfolio in accordance with the terms of this Agreement (other than investments included in the Co-Investment Portfolio) shall be utilized for purposes of Calculating the Final Manager Amount and the components thereof.

(b)          Timing. The Profit-Sharing Payment, if any, will be made to the Employee at the Manager Payment Time. To the extent that any portion of the Profit-Sharing Payment is subject to Code Section 409A, the Employee and the Employer understand that, as permitted by Code Section 409A, such portion of the Profit-Sharing Payment will be treated as made at the Manager Payment Time if the payment is made at such time or at a later time within the same taxable year of Employee or, if later, by the 15th day of the third calendar month following the Manager Payment Time; provided, however, that the Employee shall not be permitted, directly or indirectly, to designate the taxable year of the payment. Notwithstanding the foregoing, following the termination of the Employee’s employment and provided that a Ride Notice has not been delivered, the Employer may, in its discretion, accelerate the payment of all or any portion of the Profit-Sharing Payment after the Cessation Time, provided that any such acceleration of an amount subject to Code Section 409A is made pursuant to and in accordance with the termination and liquidation provisions of Treas. Reg. 1.409A-3(j)(4)(ix).

8.	Track Record.

(a)          Creation of Track Record. After the Final Time (except as set forth in Section 8(b) and subject to the terms of Sections 8(c) and 8(d)), if any, the Employee will have the right to disclose the Track Record and discuss the Covered Matters and the Employer will provide Employee with reasonable supporting documentation to verify such Track Record.

(b)          Limitations on Use. Anything herein to the contrary notwithstanding, Employee will not, and will not have any right or license to, use, employ, publish, market with, disclose or discuss, and is and will be prohibited from, using, employing, publishing, marketing with, disclosing or discussing the Covered Matters if his employment is terminated for Cause, or if he resigns other than by Permitted Resignation.

(c)          Limited License. The Track Record is and shall be, for all purposes, the sole and exclusive property of the Icahn Group, and any ability of the Employee to disclose or discuss the Track Record and any other Covered Matters constitutes a non-exclusive, non-transferable, royalty-free license to do so solely in accordance with, and subject to the terms and conditions set forth in, this Agreement.

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(d)          Employer Review. Any specific use or disclosure of the Covered Matters, both with respect to format and with respect to content, will require the prior written consent of the Employer, which will not be unreasonably withheld or delayed. The Employee will provide to the Employer, at least 20 days prior to any such use or disclosure: (i) a copy of any written disclosure; and (ii) a general script of any oral disclosure so as to provide a generalized understanding of the material to be presented orally, it being understood by the Employer that such oral communication will involve discussion and reply to questions that cannot be precisely scripted.

9.	Termination.

(a)          Power of Termination. The Employer may terminate the employment of Employee under this Agreement at any time, (x) for Cause, or (y) in the sole and absolute discretion of the Employer, without Cause. The Employee may terminate his employment under this Agreement at any time.

(b)          Consequences of Certain Terminating Events. In the event of the cessation of the Employee’s employment under this Agreement for any reason (including termination of the Term as a result of (i) Employee’s death or disability and (ii) the continuance of the employment of the Employee hereunder through the Term End) other than (x) a termination by the Employer for Cause as a result of the Employee’s conviction of a felony or (y) a resignation by the Employee other than by means of a Permitted Resignation, the Employee will become eligible to receive the Profit-Sharing Payment at the Manager Payment Time as contemplated in Section 7 and subject to the other terms and provisions of this Agreement.

For the avoidance of doubt, as contemplated in Sections 4(b) and 14(q), any Sale of a Mesa Position conducted by the Employer or a counterparty of the Funds that, in either case, is not a Permitted Sale shall be deemed for all purposes of this Agreement to be, and shall have the consequences of, a termination of this Agreement by the Employer without Cause.

(c)          Other Termination. In the event of: (y) a voluntary termination (including by resignation) of employment by the Employee (which shall not be deemed to include a Permitted Resignation) prior to the Term End; or (z) termination of the employment of the Employee by the Employer for Cause prior to the Term End as a result of the Employee’s conviction of a felony, then the Employee shall not receive the Profit-Sharing Payment and the Employee shall not be entitled to, or have any right, claim, power or privilege in respect of or for, any profit, payment or compensation of any kind or character.

(d)          Release/Notice. As a condition to the payment to the Employee of the Profit-Sharing Payment, the Employer must receive from Isthmus and the Employee a release in the form attached hereto as Exhibit B (the “Release”) and the same shall have been executed by Isthmus and the Employee after the Term End and shall have become fully effective and non-revocable no later than sixty (60) days following the Term End. At least five (5) business days prior to the Term End, the Employer will provide written notice to the Employee informing him of the requirement to provide the Release in accordance with this Section 9(d).

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(e)          Disability. For purposes of this Agreement, disability shall be deemed to occur following illness or injury to the Employee that results in the Employee being unable to perform his duties hereunder at the offices of the Employer for a period of 30 consecutive business days or for 45 business days during any 60 business-day period, as determined by the Employer in its reasonable discretion.

(f)           No Other Rights of the Employee. In the event of the cessation of the employment of the Employee for any reason or no reason, the Employee shall cease to have any right to any Profit-Sharing Payment, cash compensation or any other payment or consideration or any other rights of any kind or character, other than as expressly set forth in this Agreement, the RSU Agreement, the LPA and his rights in respect of the Co-Investment Portfolio.

(g)          Resignation. The Employee may resign from his employment hereunder (but will remain subject to Sections 1, 3(c) 8, 9, 10, 11, 12, 13 and 14 hereof)). Any such resignation will not be on less than four (4) weeks’ prior written notice to the Employer.

(h)         Change in Control Termination. If, during the Term, a Change in Control occurs without the written consent of the Employee, then this Agreement will automatically terminate at the Change in Control Termination Time and the Employee will become eligible to receive the Profit-Sharing Payment at the Manager Payment Time as contemplated in Section 7 and subject to the other terms and provisions of this Agreement.

(i)          Control of IEPGP. Notwithstanding any provisions to the contrary contained herein, Employee understands, acknowledges and agrees that the intention of the parties is that if, during the Term, in connection with a Key Man Event or otherwise, the Employee should acquire control, directly or indirectly, over IEPGP (either as a beneficial owner of the GP Interests, a beneficiary of a trust holding the GP Interests, a holder (through proxy, contract or otherwise) of the right to elect directors of IEPGP, or otherwise), such control shall remain vested in the Employee only for so long as the Employee continues to actively manage the Employer. If the Employee should cease to actively manage the Employer (other than due to any temporary absences due to illness or incapacity), the Employee shall reasonably cooperate to transition such control (at the sole cost and expense of the Chairman or, in the case of the Chairman's death or Permanent Disability, the Chairman’s estate, including, without limitation, any taxes) to the Chairman or, in the case of the Chairman’s death or Permanent Disability, the Chairman’s estate or such other Person(s) as may be designated by the Chairman in his will (which, for the avoidance of doubt, may include the Employee, in which case, this Section 9(i) shall have no applicability).

10.	Representations and Warranties. The Employee represents as follows:

(a)          To the best of his knowledge, except as known to the Employer, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity.

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(b)          The Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any state, federal, other governmental entities, agencies or self-regulatory organizations.

(c)          The Employee is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.

11.         Confidential Information. During the Term and thereafter, the Employee shall hold in a fiduciary capacity for the benefit of the Icahn Group all Confidential Information. The Employee shall not, without the prior written consent of the Employer (which may be granted or withheld in its sole and absolute discretion; provided, however, that the Employee shall be permitted to use Confidential Information in connection with the performance of his duties with the Employer and its Affiliates without being required to obtain the written consent of the Employer), communicate or divulge any Confidential Information to anyone other than the Icahn Group and those designated by the Employer, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that, to the extent legally permissible, the Employee will assist the Employer at the Employer’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All Inventions shall be the property of the Employer or its designee and shall be promptly and fully disclosed by the Employee to the Employer. The Employee shall perform all reasonably necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Employer) to vest title to any Inventions in the Employer or in any person designated by the Employer and to enable the Employer or such person, at the Employer’s sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

All personal and not otherwise public information about the Icahn Group, including, without limitation, their respective investments, investors, transactions, historical performance, and all information regarding or concerning Carl C. Icahn and Mr. Icahn’s family (excluding the Employee and, if applicable, his spouse and decedents) shall constitute Confidential Information for purposes of this Agreement. In no event shall the Employee, during or after Employee’s employment hereunder, disparage any member of the Icahn Group, Mr. Icahn, his family members (excluding the Employee and, if applicable, his spouse and decedents), their respective Affiliates or any of their respective officers or directors. The Employee shall not write a book or article about Mr. Icahn or Mr. Icahn’s family members (excluding the Employee and, if applicable, his spouse and decedents) in any media and shall not to publish or cause to be published in any media, any Confidential Information, and further shall keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, film-makers, and the like, any Confidential Information.

The forgoing provisions of this Section 11 shall not apply to any disclosure or use specifically permitted by the express terms of this Agreement, including, without limitation, Section 8 hereof.

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12.         Remedy for Breach. The Employee hereby acknowledges that the provisions of Sections 8, 11 and 13 of this Agreement are reasonable and necessary for the protection of the Icahn Group and Mr. Icahn’s family members and are not unduly burdensome to the Employee, and the Employee also acknowledges such obligations under such covenants. The Employee further acknowledges that the Icahn Group and Mr. Icahn’s family members will be irreparably harmed if such covenants are not specifically enforced. Accordingly, in addition to any other relief to which the Employer may be entitled, including claims for damages, each of the persons and entities that are included in the Icahn Group and Mr. Icahn’s family members shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining the Employee from an actual or threatened breach of such covenants.

13.	Competitive Services.

(a)          Except as otherwise provided in this Agreement, neither the Employee nor any of his Affiliates shall, during the term of this Agreement, purchase any additional positions in the issuers of the Securities included on the List without the prior written consent of the Employer. For the avoidance of doubt: (i) any Securities included on the List which are Securities that were already held by the Funds and/or their Affiliates at the time of delivery of the List by the Employee shall not be eligible for the Mesa Portfolio; (ii) the Funds and/or their Affiliates may continue acquiring positions in such Securities without restriction; and (iii) such Securities will not be taken into account in Calculating the Profit-Sharing Payment.

(b)          Subject to Section 13(c), during the period that the Employee is employed under this Agreement and through the shorter of (i) a period ending on the Term End or (ii) twelve (12) months following Employee’s termination of employment (the “Non-Compete Period”), neither the Employee nor any of his Affiliates will, directly or indirectly, except as expressly permitted by this Agreement: (1) invest in or manage, or participate or engage in any Covered Business or group of Affiliated Covered Businesses, whether for his own account or with, for or on behalf of any Covered Business, in any capacity, whether as an individual, investor, stockholder, partner, owner, equity owner, lender, agent, trustee, consultant, employee, advisor, manager, franchisee or in any other relationship or capacity, and will not enter into the employ of any Covered Business, render any services to any Covered Business, raise capital for any Covered Business, or otherwise become interested in or aid, represent or assist any Covered Business directly or indirectly in any manner; or (2) acquire, directly or indirectly, any Securities of publicly traded companies that would be suitable for the Mesa Portfolio; provided, however, that, the provisions in this Section 13(b) shall not be deemed to preclude the Employee from making investments in any Rejected Positions in accordance with the provisions of this Agreement (prior to such time, if any, that such Rejected Positions are purchased by the Mesa Portfolio) and/or investments in: (x) exchange traded funds, hedge funds, real estate, mutual funds, treasuries or such other similar investments which are passive in nature; or (y) following the termination of this Agreement, (i) private companies or (ii) public companies that constitute no more than five percent (5%) of any class or series of outstanding Securities of such corporation or entity. For the avoidance of doubt, nothing herein contain shall preclude Employee from retaining any investment he holds as of the Execution Time.

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(c)          Section 13(b) shall not be applicable following the termination of this Agreement if the employment of the Employee ceases as the result of: (i) termination of the employment of the Employee by Employer without Cause (including a deemed termination without Cause as a result of any Sale of a Mesa Position that is not a Permitted Sale); (ii) termination of the employment of the Employee by means of a Permitted Resignation; or (iii) termination of this Agreement upon a Change in Control.

(d)          From the Execution Time and through a period ending one (1) year from the last day of the Employee’s employment under this Agreement, the Employee will not: (i) solicit, interfere with or endeavor to entice away from the Employer or any of its subsidiaries or Affiliates, any current or prospective customer or client who has received marketing materials within three (3) months of the last day of Employee’s employment; (ii) attempt to direct or solicit any current or prospective customer or client away from the Employer or any of its subsidiaries or Affiliates; (iii) interfere with, entice away or otherwise attempt to obtain or induce the withdrawal of any employee of the Employer or any of its subsidiaries or Affiliates; (iv) advise any person not to do business with the Employer or any of its subsidiaries or Affiliates; or (v) attempt to direct, divert, or otherwise usurp any business opportunity or transaction that the Employee learned of during the Employee’s employment with the Employer.

(e)          The Icahn Group has a worldwide reputation and operates on a worldwide basis and the scope of these covenants will and are intended to prohibit the Employee’s activities throughout the world. The provisions of Sections 8, 0, 0, 13(b) and 0 are fair and reasonable and necessary to protect the business, reputation, goodwill and franchise of the Icahn Group and Mr. Icahn and his family. Considering the significant potential compensation of the Employee, the Employee is willing and well able to comply with its provisions without hardship.

14.	Miscellaneous.

(a)          Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Employee and the Employer. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

(b)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that state, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts located in Miami-Dade County, Florida, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto but does so only for the purposes of this Agreement.

(c)          Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

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(d)          Judicial Modification. If any court determines that any of the covenants in Section 13 or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

(e)          Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the Employer, Isthmus and the Employee. Notwithstanding the foregoing, no party to this Agreement may Sell, convey, assign, pledge, encumber, transfer, delegate or otherwise dispose of, directly or indirectly, any of the rights, claims, powers, obligations, Amounts or interests established or payable hereunder or under any related agreements or documents (including, without limitation, any rights or interests in or with respect to the Profit-Sharing Payment, if any) other than with the prior written consent of each of the other parties hereto (which consents may be granted or withheld in the sole and absolute discretion of each party); provided, however, that (x) Employee’s interest in Isthmus may, upon the death of the Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement and Employee may transfer his interests in Isthmus as part of any estate planning activities (provided that Employee continues to control Isthmus following any such transfer) and (y) the direct or indirect interests of any Related Person in this Agreement may, upon the death of such Related Person, be transferred by will or intestate succession, to the estate, executors, administrators or heirs of such Related Person, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement.

(f)           Limitation on Rights. Except as expressly provided herein, no provision in this Agreement shall create, or be deemed or construed to create, any claim, right or cause of action against the Employer or any member of the Icahn Group arising from any failure to: (i) agree to make any investment, (ii) provide any financing, (iii) take any profit, or (iv) make or Sell any investment, in each case whether for any reason or no reason. The Employer and its Affiliates shall have no duty or obligation of any kind or character to make, hold or continue any investment in the Funds or the Mesa Portfolio or the River Portfolio and may terminate the employment of the Employee at any time, for any reason or no reason, subject to the terms and conditions of this Agreement. The Employee acknowledges that the Employer could, for example, in its sole and absolute discretion, terminate the employment of the Employee at any time, even if the Mesa Portfolio and the River Portfolio were operating for months or years prior to such time, and in such event (unless the Employee has delivered timely a Ride Notice to the Employer or as otherwise contemplated by this Agreement), except in respect of the Co-Investment Portfolio, neither Isthmus nor the Employee would receive any payment, compensation, profit or interests of any kind or character if there was no Profit-Sharing Payment then due as of such time, and the Employee is freely accepting such risk in entering into this Agreement and waives and releases any right, claim, power or privilege that might or could, otherwise arise from the termination of the employment of the Employee in accordance with this Agreement (including any claim of bad faith, unfair dealing, quantum meruit, unjust enrichment, breach of contract or any other theory in law or equity). To the extent that any provision of this Agreement may result in any duplication of any Calculation, allocation, payment or Amount, such consequence is not intended, and no such duplicate Amount shall be included in any Calculation, allocation, payment or Amount.

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(g)           Taxes. All payments to Isthmus and/or the Employee, if any, shall be subject to applicable deductions, payroll and withholdings taxes, to the extent required by law, as determined by the Employer in its reasonable discretion.

(h)           Rights as a Limited Partner; Unfunded Nature of Compensation. Except as set forth in this Agreement and the LPA and the other documents referenced herein, including, without limitation, the Guaranty, Isthmus, the Employee and any other person claiming a right through such parties shall have no rights or priority in respect of any specified assets of the Funds (other than as partners in the Funds with respect to the Co-Investment Portfolio). For the avoidance of doubt, unless a position is to be included in the Mesa Portfolio or the River Portfolio, the Funds are not required to purchase, hold or dispose of any investments. To the extent that the Employee acquires a right to receive any Profit-Sharing Payment or other Amounts from the Employer under this Agreement (other than vesting of any units under the RSU Agreement) in the nature of compensation payable in a year following the year in which the Employee first attained a legally binding right to such compensation, whether or not such Amount is otherwise reportable on an IRS Form W-2, such right shall be unsecured and unfunded and shall be no greater than the right of any unsecured creditor of the Employer.

(i)            Distributions. For the avoidance of doubt, the provisions of this Agreement do not prohibit the limited partners of the Funds (including Isthmus, the General Partner and their Affiliates) from requesting distributions from time to time, pursuant to the terms of the LPA, of any or all of their allocable share of available cash in the Funds, subject to any reasonable reserves and/or re-contribution requirements that the General Partner may in its discretion establish; provided, however, that, with respect to Isthmus and its Affiliates, (x) the “allocable share of available cash in the Funds” shall be limited during the Term to only such cash that remains in those capital accounts of the Funds which track the Co-Investment Portfolio and (y) no Securities attributable to the Co-Investment Portfolio may be withdrawn by, or otherwise distributed to, Isthmus or its Affiliates prior to the Cessation Time (or, in the case of a Ride Notice, the Term End). Notwithstanding the foregoing, not later than the Co-Investment Distribution Time, any cash and/or Securities remaining in the Co-Investment Portfolio shall, subject to the provisions of Section 4(c) and 5(f), be distributed to Isthmus.

(j)            Errors. If Amounts paid (or in respect of which payments are made) under Section 7 or Section 9 are at any time required to be returned or otherwise paid over to any of the Funds or their investors or Affiliates, due to any miscalculation, mis-estimation or other error, or mistake or wrong doing, then the Employee and/or Isthmus shall be required (within 180 days following written notice thereof by the Employer) to return their pro rata share of such Amounts so returned or paid over even if such Amounts are returned or paid over following termination of employment of the Employee hereunder and this provision shall survive any termination or expiration of the Employee’s employment hereunder.

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(k)          409A. The intent of the parties is that the payment of any Amounts or benefits under this Agreement which are subject to the provisions of Code Section 409A shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to comply therewith. To the extent required by Code Section 409A, a cessation or termination of the Employee’s employment shall not be deemed to have occurred for purposes of Section 7 or Section 9 or any other provision of this Agreement providing for the payment of any Amounts or benefits subject to Code Section 409A upon or following a cessation or termination of employment unless such termination is also a Separation from Service. If the Employee is deemed at the time of his termination of employment to be a “specified employee” within the meaning of that term under Code Section 409(a)(2)(B)(i), then with regard to any payment or the provision of any benefit to the Employee that is considered deferred compensation under Code Section 409A payable on account of a Separation from Service, no such payment or benefit shall be made or provided prior to the earlier of (A) the expiration of the six (6) month period measured from the time of such Separation from Service of the Employee, and (B) the time of the Employee’s death, to the extent required under Code Section 409A. For the avoidance of doubt, the parties intend that the Manager Payment Time is a “specified time” for purposes of Code Section 409A(a)(2)(A)(iv). Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 14(k) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Isthmus or the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment times specified for them herein.

For purposes of Code Section 409A, the right of Isthmus or the Employee to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period, the actual time of payment within that specified period shall be within the sole discretion of the Employer.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other Amount unless otherwise permitted by Code Section 409A.

If the amount of the Profit-Sharing Payment depends in part on the determination of an Approved Appraiser set forth in a Valuation Report, and the Employer or the Employee petitions a court of competent jurisdiction to correct or vacate such determination, then, to the extent permitted by Code Section 409A, the portion of the Profit-Sharing Payment that is not dependent upon the Fair Market Value of the asset subject to the Valuation Report shall be payable to the Employee at the Manager Payment Time, and the remaining portion of the Profit-Sharing Payment (the “Disputed Portion”) shall be payable in accordance with Treas. Reg. Section 1.409A-3(g) (Disputed Payments and Refusals to Pay).

(l)            Survival. Sections 1, 3(c), 4 (subject to the provisions of Section 4(c) thereof), 5 (subject to the provisions of Section 5(f) thereof), 7, 8, 9, 10, 11, 12, 13, 14, 16 and 17 of this Agreement shall survive the termination of the employment of Employee hereunder and shall be and remain fully effective in accordance with their terms.

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(m)          No Continuation of Agreement. Following the termination of the Term the Employee will not be deemed to be employed under this Agreement, even if the employment of the Employee with the Employer or its Affiliates continues.

(n)          Pro-Rata Sales. Notwithstanding any provisions to the contrary contained in this Agreement, all Sales of Mesa Positions, River Positions and Rejected Positions shall be conducted on a pro-rata basis in accordance with the Buying Ratio; provided, however, that if, as a result of Isthmus ceasing further purchases following such time that the Isthmus Amount has been reached or otherwise, any Mesa Position, River Position or Rejected Position is held from time to time by the Employer and Isthmus in any ratio other than the Buying Ratio, then such Mesa Position, River Position or Rejected Position, as applicable, shall be sold solely for the account of the Employer until such time as such Mesa Position, River Position or Rejected Position is again held by the Employer and Isthmus in the Buying Ratio, at which time and henceforth all sales of such Mesa Position, River Position or Rejected Position shall be conducted on a pro-rata basis in accordance with the Buying Ratio. Subject to and without limiting the foregoing, if, during the Term and outside of the Mesa Portfolio or the River Portfolio, either the Employee or any of his Affiliates (including Isthmus) or the Employer or any of its Affiliates acquire any Mesa Positions, River Positions or Rejected Positions in a manner permitted by this Agreement, then each of the Employee and the Employer will, and will cause their Affiliates to, only Sell such Mesa Positions, River Positions or Rejected Positions at the same time and at the same price as any Mesa Positions, River Positions or Rejected Positions Sold by the Mesa Portfolio or the River Portfolio, as applicable.

(o)          Regulatory Filings. All decisions with respect to the (x) making of any purchase or Sale of Securities, or taking any other action pursuant to this Agreement (whether in connection with the Mesa Portfolio or the River Portfolio), that would result in or require any filing pursuant to Section 13D of the Exchange Act, any filing pursuant to the HSR Act, or any other filing that would disclose a position publicly and (y) content of any Section 13D filing, HSR Act filing, other regulatory filing or any other public statement regarding any Mesa Position or River Position, including any press release, letter or other document that may be issued or required to be filed as an exhibit to any filing, shall be acceptable to the Employer in its sole and absolute discretion. If, as a result of any investment in the Mesa Portfolio or the River Portfolio, the Employee or any of his Affiliates (including Isthmus) are considered to be part of a “group” with any member of the Icahn Group for the purposes of any governmental or regulatory filings, including but not limited to filings required by Section 13D of the Exchange Act, Section 16 of the Exchange Act or HSR Act, any such filing shall be prepared by, and made at the determination of, the Employer in its sole discretion.

(p)          Tracking. For purposes of tracking cash, profits, costs, etc., each of the Mesa Portfolio, the River Portfolio and the Co-Investment Portfolio will be accounted for, hypothetically, as if it were a separate entity within the Funds. All of the matters relating the Mesa Portfolio and the River Portfolio will be tracked by and accounted for by the Employer, whose determination, Calculation, allocation and treatment of all such matters, and all other matters necessary for, or related to, the implementation of the arrangements generally described in this Agreement will be final and binding on all parties to the Transaction Documents absent manifest error.

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(q)          Leverage. The Employer shall be permitted, without any consent or approval of the Employee, to (i) cause the Funds to utilize margin or any other types of borrowing and (ii) obtain margin or other loans or otherwise use any or all of the Mesa Positions and/or the River Positions, directly or indirectly, as collateral for loans. The General Partner and Isthmus, each in their capacity as partners in the Funds, shall: (x) execute all such further documentation that the General Partner reasonably determines to be necessary to facilitate such margin loans; and (y) be permitted, but shall be under no obligation, to withdraw from the Funds, at any time and from time to time, its percentage (Calculated in accordance with its capital accounts, relative to the capital accounts of all other partners, in the Funds) of any excess cash attributable to such margin loans that the General Partner may determine to be available for distribution, subject to any reasonable reserves and/or re-contribution requirements that the General Partner may in its discretion establish. For the avoidance of doubt: (x) any Sale (other than a Permitted Sale) of any Mesa Position that is conducted prior to the Final Time by any counterparty of the Funds pursuant to the terms of any agreements governing such margin loans, shall be deemed for all purposes of this Agreement to be, and shall have the consequences of, a termination by the Employer without Cause; and (y) any such margin borrowing will not be taken into account in the Calculation of the Net Profit, any Isthmus Amounts or the Co-Investment Amount.

(r)           Hedging. Neither the Employer and its Affiliates nor the Employee and his affiliates shall be restricted in any manner with respect to their hedging activities conducted outside of the Mesa Portfolio and the River Portfolio. Any hedging transactions proposed to be conducted within the Mesa Portfolio and the River Portfolio must be approved by both the Employer and the Employee (and if not so approved, any profit and loss associated with such hedging activities will not be taken into account in the Calculation of the Net Profit, any Isthmus Amounts or the Co-Investment Amount).

(s)           Trade Allocation. With respect to the Funds’ investments in the Mesa Portfolio and the River Portfolio, trade allocation among the Funds will be made as determined by Employer in its sole and absolute discretion.

(t)            Process for Documenting Notices and Decisions. All notices hereunder and any decisions requiring mutual consent or the consent of one or more of the parties hereto shall be documented in writing, which may include email (it being the desire of the parties that all major decisions relating to the Mesa Portfolio and the River Portfolio be documented in reasonable detail in order to avoid disputes). Any such writing or email shall be sent to the Employee, the Chief Compliance Officer, the Chief Operating Officer of the Employer (currently Keith Cozza), the General Counsel of the Employer (currently Jesse Lynn) and the executive assistant to the Chairman (currently Susan Gordon). In the event that the Employer elects to delegate to the Employee any decisions with respect to the purchase or Sale of Securities, such decisions do not need to be made and communicated on a daily basis, but rather may be set as thresholds (e.g., “the Employer agreed that the Mesa Portfolio may purchase up to $10 million or 1 million shares or 1% of common stock of XYZ Company at the discretion of the Employee”), it being understood, acknowledged and agreed that no such communication shall be deemed to be a waiver of any provision of this Agreement. The failure by the Employer, Isthmus or the Employee to document any such notice or decision shall relieve the other parties hereto of any obligations with respect to such notice or decision, other than any such notice or decision as to which such party has actual knowledge; it being understood, acknowledged and agreed that no such failure by (x) Isthmus or the Employee shall in any event entitle the Employer to terminate the Employee’s employment under this Agreement for Cause or (y) the Employer shall in any event entitle the Employee to resign by means of a Permitted Resignation.

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(u)          Control Positions. At any time that the Mesa Portfolio and/or the River Portfolio, together with the Employer and/or its Affiliates, have beneficial ownership of Securities providing greater than 50% of the voting power of any entity, the Employer may at any time, in its discretion, by written notice to the Chief Compliance Officer, cause such Securities (including any portion thereof attributable to the Mesa Portfolio or the River Portfolio, as applicable) to be removed from the Funds and transferred (including by means of a Sale or a Sale Process) to an Affiliate of the Employer (any such removal, a “Removal”), in which event the portion of such Securities attributable to the Mesa Portfolio or the River Portfolio, as applicable, prior to such Removal will continue to be treated for all purposes of this Agreement as remaining in the Mesa Portfolio or the River Portfolio, as applicable (i.e., for purposes of Calculating any Amounts under the Transaction Documents, any such Removal will be ignored and the applicable Securities will not be deemed to have been Sold in connection therewith). For the avoidance of doubt, any Costs or Expenses associated with such Removal, including any taxes, shall not be borne by Isthmus and shall not be used in Calculating the Profit-Sharing Payment.

(v)          Counsel/Review of Agreement. The Employee has read and understands all of the terms, provisions and conditions of this Agreement, the LPA and the other Transaction Documents and has consulted with independent legal and tax counsel of his choosing with respect to this Agreement, the LPA and the other Transaction Documents, or has had the opportunity to do so and determined, at his own risk, not to seek such counsel. The Employee shall be responsible for all expenses of any legal and tax counsel and other advisors retained by the Employee in connection with the transactions contemplated by this Agreement, the LPA and the other Transaction Documents.

(w)          Entire Agreement. This Agreement, together with the other Transaction Documents, represents the entire agreement of the parties and supersedes any prior agreements, discussions, arrangements or understandings among the parties. It specifically supersedes the Term Sheet dated September 5, 2019, and all prior and subsequent drafts thereof, which are not part of the agreement of the parties and should not be utilized for purposes of interpreting the Agreement. This Agreement is for the exclusive benefit and convenience of the parties hereto. Nothing contained herein shall be construed as granting, vesting, creating, or conferring any right of action or any other right or benefit upon past, present, or future employees of the Icahn Group, or upon any other third party (including, without limitation, the NSAs).

15.          Other. The Employee shall comply with all written compliance manuals adopted by or in respect of the Employer from time to time that are applicable to all employees of the Employer generally and delivered or otherwise made available to the Employee (including through email notification to the Employee regarding policies posted on the Employer’s intranet) (all such policies collectively, including all policies relating to insider trading and compliance with securities laws, as the same may be amended, modified or supplemented from time to time, “Policies”).

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16.          Definitions.

“$” and “dollar” shall mean United States dollars.

“Affiliate” and “Control” shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended. Any reference in this Agreement to an Affiliate or Affiliates in reference to any member of the Icahn Group shall include, without limitation, all persons and entities that are included in the Icahn Group, in each case, at the Execution Time and from time to time.

“Agreement” shall have the meaning given such term in the preamble to this Agreement.

“Amounts” means any and all amounts that are, or may become, allocable, calculable, determinable, payable, receivable or otherwise deliverable (whether by payment, distribution, contribution, allocation or other actual or notional transfer of cash, Securities or other property) by or to any party under any of the Transaction Documents or any third party, including, without limitation, the Clawback Amount, the Co-Investment Amount, the Deficit Amount, the Excess Amount, the Final Manager Amount, the Incentive Amount, the Individual Hurdle Amounts, the Individual Mesa Expenses, the Individual Mesa Net Profit Amounts, the Individual Mesa P&L Amounts, the Individual River Expenses, the Individual River Net Profit Amounts, the Individual River P&L Amounts, the Isthmus Amount, the Mesa Net Profit or Mesa Loss, the Net Loss or Net Profit, the Offset Amount, the Profit-Sharing Payment, the River Net Profit or River Loss, and the Value of any Property.

“Appraiser” shall have the meaning given such term within the definition of “Fair Market Value” contained in this Section 16.

“Approved Appraiser” shall have the meaning given such term within the definition of “Fair Market Value” contained in this Section 16.

“Associate” shall have the meaning set forth in Rule 14a-1 promulgated under the Exchange Act.

“Buying Ratio” means a ratio of $39:$1 for the Employer and Isthmus, respectively, such that, with respect to any investment as to which the Isthmus Amount has been reached, the Employer will have invested $292,500,000 and Isthmus will have invested $7,500,000, in each case through their investments in the Funds.

“Calculation” (and the related terms “Calculate”, “Calculated” and “Calculating”) means the determination, in the Employer’s good faith and reasonable discretion in a manner consistent with the current and past practices utilized by the Funds, of the Value of any and all Amounts (including each of the components and elements thereof) that are required to be determined under any of the Transaction Documents, which determination, except as provided herein, will be final and binding on all parties to the Transaction Documents absent manifest error.

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“Cause” shall mean any of the following: (a) conviction of any crime (other than traffic violations and similar minor infractions of law); (b) failure to follow, in any material respect, the lawful directions given by Employer to Employee or the Policies or procedures adopted by Employer from time to time; (c) failure to come to work on a full-time basis at Employer’s offices in Sunny Isles Beach, Florida, other than on holidays, vacation days, sick days, or other days off under Employer’s business Policies; (d) impairment due to alcoholism, drug addiction or similar matters; and (e) a material breach of this Agreement, including, without limitation, any breach of Section 11 or 13 hereof. Prior to termination for Cause as a result of failure as contemplated in clause (b) or (c) above, Employee shall be given notice of his activity giving rise to such failure and will have 2 business days to correct such activity.

“Cessation Time” means, with respect to each:

(i)           Mesa Position (including any Remaining Position, but excluding any Designated Position or Ride Position) and River Position (excluding any Ride Position), the earlier of (x) the time of Sale for cash by the Funds of the last share or dollar Amount of such Mesa Position or River Position, as applicable, and (y) the Final Time;

(ii)          Designated Position, the earlier of (x) the time of Sale for cash by the Funds of the last share or dollar Amount of such Designated Position and (y) the date that is 30 days following the Term End; and

(iii)         Ride Position, the earlier of (x) the time of Sale for cash by the Funds of the last share or dollar Amount of such Ride Position and (y) the Term End;

provided, however, that, in the case of the termination of the employment of the Employee pursuant to Section 9(h), the Cessation Time shall be the earlier of (x) the time of Sale for cash by the Funds of the last share or dollar Amount of such Mesa Position, Remaining Position, River Position, Designated Position or Ride Position, as applicable, and (y) 11:59 p.m. ET on the business day immediately preceding the Change in Control.

“Chairman” shall mean the Chairman of the IEP Board (currently Carl C. Icahn).

“Change in Control” means the occurrence of any of the following events during the Term and following a Key Man Event (it being understood and agreed that, notwithstanding the occurrence of a Key Man Event and one or more of the following events during the Term, a Change in Control will not be deemed to have occurred if, at or prior to the Change in Control Termination Time, the Key Man Event and/or the applicable following event(s) have been cured or no longer exist): (i) the failure of the Employee, directly or indirectly, to constitute the sole (x) beneficial owner of the GP Interests or (y) beneficiary of a trust holding the GP Interests or (z) holder (through proxy, contract or otherwise) of the right to elect all of the directors of IEPGP, in each case following a Key Man Event, (ii) any action by the Board of Trustees or the holders of the limited partnership interests in IEP to remove IEPGP as the general partner of IEP while IEPGP is controlled by the Employee, (iii) any failure by the IEP Board to appoint the Employee as the chairman of the IEP Board and the chief investment officer of the General Partner within 48 hours following a Key Man Event, or (iv) following the appointments contemplated by sub-section (iii), any action by the IEP Board to remove the Employee as chairman of the IEP Board or as the chief investment officer of the General Partner without Cause.

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“Change in Control Termination Time” means 11:59 p.m. ET on the 14th day following a Change in Control.

“Chief Compliance Officer” means the Chief Compliance Officer of the Employer (currently Irene March).

“Clawback Amount” means the lower of: (x) 2.5% of the Deficit Amount; and (y) $2,000,000.

“Co-Investment Amount” means, as of the time of any determination, the Value of the Co-Investment Portfolio (i.e., including all Securities and cash).

“Co-Investment Distribution Time” means ten (10) business days following the time of cessation of the Employee’s employment under this Agreement for any reason (including as a result of a Terminating Event, a termination by the Employer for Cause and a resignation by the Employee other than by means of a Permitted Resignation).

“Co-Investment Portfolio” means the positions held by the Funds in respect of any capital contributed to the Funds by Employee, Isthmus and/or their Affiliates during the Term to purchase Mesa Positions and River Positions (including, but not limited to, all Isthmus Amounts) as of the date such determination is relevant.

“Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder.

“Competitor” means any Person that competes, directly or indirectly (or owns, controls or operates, directly or indirectly, any business that competes, directly or indirectly), with the business of any Affiliate of the Employer (or any business owned, controlled or operated, directly or indirectly, by such Affiliate); provided, however, that no Person shall be deemed hereunder to be a Competitor: (x) unless for the most recent fiscal year of such Person ended prior to the date of determination, the revenues derived by such Person from the competitive business constituted at least twenty percent (20%) of the total consolidated revenues of such Person; or (y) if such Person became an Affiliate of the Employer at any time following any investment by the Funds in any Securities of such Person, which investment constituted a Mesa Position hereunder.

“Confidential Information” means all secret or confidential information, knowledge or data, including without limitation trade secrets, investments, contemplated investments, business opportunities, valuation models and methodologies, relating to each member of the Icahn Group and their respective businesses: (i) obtained by the Employee from the Employer or any member of the Icahn Group during the Employee’s employment hereunder and during his previous employment with any of the foregoing persons or entities and (ii) not otherwise in the public domain.

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“Controlled Person” means any Person as to which the Funds, together with the Employer and/or its Affiliates, possess, directly or indirectly, 50% or more of the total voting power of the Voting Stock of such Person.

“Costs” shall have the meaning given such term within the definition of “Expenses” contained in this Section 16.

“Covered Business” means the business of investing in or managing, or the raising or pooling of cash or other assets for investment in, Securities, either individually or with any person, entity, venture, vehicle, limited liability company, business, fund, partnership, corporation, agency, proprietorship or any other enterprise, whether or not conducted for profit (including, without limitation, any hedge fund, mutual fund, investment company, managed account, fund of funds or other vehicles for the investment or management of money or assets).

“Covered Matters” means the Track Record of the Mesa Portfolio and River Portfolio and the activities related to Mesa Positions and River Positions (but only if those Mesa Positions and River Positions have been publicly disclosed).

“Deduction Amount” means the aggregate Amount of all Base Salary and Bonus Amounts actually paid by the Employer to all of the NSAs from the Execution Time through the Term End, not to exceed the Amounts set forth on Exhibit A of the NSAs Agreements. For the avoidance of doubt, the Deduction Amount shall not include the aggregate Net Profit-Sharing Amounts for all of the NSAs collectively.

“Deficit Amount” means the positive Amount, if any, by which: (x) the Deduction Amount; exceeds (y) the sum of all other Amounts (i.e., all Amounts other than Base Salary and Bonus Amounts) actually paid or due and owing to the NSAs collectively pursuant to the NSAs Agreements through the Term End.

“Derivatives” means forward contracts, option agreements, warrants, convertible Securities, swaps, futures contracts (and options thereon) and any other derivatives, agreements or products whose value is determined by an underlying Property, in each case whether exchange-traded, OTC, cleared or otherwise.

“Designated Positions” shall have the meaning given such term in Section 4(d)(ii) of this Agreement.

“Disputed Portion” shall have the meaning given such term in Section 14(k) of this Agreement.

“Eligible Position” shall have the meaning given such term within the definition of “Rejected Position” contained in this Section 16.

“Employee” shall have the meaning given such term in the preamble to this Agreement.

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“Employee Positions” means, and shall be limited to, Securities issued by any issuer listed from time to time on the “watchlist” maintained by the Employee (whether or not the Employee or his Affiliates own any position in such issuer) (the “Employee Watchlist”); provided, however, that: (1) each name that is under consideration by the Employee for purchase by the Mesa Portfolio must be placed on the Employee Watchlist; (2) the Employee Watchlist may not contain any Employer Positions, Rejected Positions, Mesa Positions or River Positions; (3) the Employee Watchlist may contain a maximum of 20 names at any given time; (4) no name may remain on the Employee Watchlist for more than three (3) months; (5) no name may be added to the Employee Watchlist again once such name has appeared on the Employee Watchlist and been removed; provided, however, that, with respect to each name that has been added to, and subsequently removed from, the Employee Watchlist, the Employee shall have a one-time right, exercisable only on (but not before or after) the date that is three (3) months following the date of such removal, to add that name again to the Employee Watchlist for a period not to exceed one (1) month (it being understood, acknowledged and agreed that any such name that has (x) been so removed from the Employee Watchlist and (y) subsequently become an Employer Position within the three-month period following such removal may not be added again to the Employee Watchlist); and (6) the Employee Watchlist must be updated and shared with the Employer on at least a weekly basis.

“Employee Recruiting Amount” means that portion of the Costs of any recruiting firm(s) used in connection with the hiring of the NSAs attributable to the Bonus Amounts (as opposed to the Base Salaries) payable to the NSAs.

“Employee Watchlist” shall have the meaning given such term within the definition of “Employee Positions” contained in this Section 16.

“Employer” shall have the meaning given such term in the preamble to this Agreement.

“Employer Positions” means, and shall be limited to, Securities issued by any issuer: (i) listed from time to time on the “watchlist” maintained by the Chief Compliance Officer (whether or not the Employer or its Affiliates own any position in such issuer) (the “Employer Watchlist”); provided, however, that the Employer Watchlist: (1) may not contain any Employee Positions, Rejected Positions, Mesa Positions or River Positions; (2) may contain a maximum of 20 names at any given time; and (3) must be updated and shared with the Employee on at least a weekly basis; or (ii) as to which the Icahn Group holds any investment position; or (iii) which is a Competitor.

Employer Watchlist shall have the meaning given such term within the definition of “Employer Positions” contained in this Section 16.

“Excess Amount” means the positive Amount, if any, by which: (x) the Offset Amount exceeds (y) the Final Manager Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Time” shall have the meaning given such term in the preamble to this Agreement.

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“Expenses” means any and all costs, fees, expenses, commissions, discounts, reimbursements, advancements, interest payments and other Amounts actually incurred, owed or to be incurred or actually owed which are not otherwise reimbursed (or reimbursable) or subject to recoupment (collectively, “Costs”), directly or indirectly, by or on behalf of the Funds in respect of the long and short investment positions maintained in or on behalf of the Funds, including, without limitation, brokerage and other trading Costs (including all Costs of executing brokers and prime brokers), legal Costs, investment banking Costs, financial advisory Costs, accounting Costs, underwriting Costs, transfer agent Costs, finder’s Costs, broker-dealer Costs, Hart-Scott-Rodino Act filing Costs, SEC filing and transaction Costs, Costs relating to filings with FINRA, the New York Stock Exchange, NASDAQ and any other securities exchange or quotation service, Costs associated with research products and services, all Costs of conducting proxy contests, tender offers and exchange offers (including all Costs of director nominees, proxy solicitation firms, information agents, dealer-managers, depositaries, financial printers and mailing houses, and all Costs associated with travel to annual meetings, investor meetings, and meetings with proxy advisory firms such as ISS and Glass Lewis), all Costs of consultants, all Costs of any Appraisers and Approved Appraisers, all fines, judgments, settlements and Costs associated with any civil or criminal investigations or litigation, all Costs associated with any indemnification agreements or undertakings, all Costs associated with any Sale or Sale Process (other than a Removal), all Costs associated with transactions in Derivatives, all Costs associated with short Sales, and all Costs of any recruiting firm(s) used in connection with the hiring of the NSAs (other than the Employee Recruiting Amount). It is expressly understood and agreed that the foregoing list is not meant to be exhaustive but is provided merely for illustrative purposes. Notwithstanding the foregoing, Expenses shall not include (x) the administrative Costs of operating the Funds generally (i.e., those Costs customarily referred to as “overhead”), including Costs related to in-house counsel, salaries, employee benefits and bonuses of employees, occupancy expenses, technology and related support expenses, audit and tax return preparation fees, etc., (y) the Employee Recruiting Amount or (z) the Subscription Amount. In addition, Costs shall not include any fees (in the form of cash, equity, or otherwise) earned by Employee from any Portfolio Company. To the extent that an Expense or Cost could be properly allocated in respect of the Mesa Portfolio and/or the River Portfolio, then such Cost or Expense shall be allocated to the Mesa Portfolio and/or the River Portfolio in a pro-rata manner which is commercially reasonable and consistent with customary accounting practices generally applicable to the industry.

“Fair Market Value” means, with respect to any: (x) Property, other than Illiquid Positions, the U.S. dollar Value of such Property as Calculated by the Chief Compliance Officer in good faith consistent with the current and past practices utilized by the Funds, which Calculation will be final and binding on all parties to the Transaction Documents absent manifest error; and (y) Illiquid Position, the U.S. dollar Value of such Illiquid Position as Calculated (i) by the Chief Compliance Officer in good faith consistent with the current and past practices utilized by the Funds, which Calculation will be final and binding on all parties to the Transaction Documents absent manifest error, unless the Employee shall have objected to such Calculation in writing within 15 days after the Employee has received written notice thereof from the Employer, or (ii) in the event that the Employee shall have so objected within such 15-day period, by a nationally or regionally recognized independent accounting, appraisal or valuation firm (an “Appraiser”) reasonably acceptable to both the Employer and the Employee. In the event that the Employer and the Employee are unable to agree as to such Appraiser within five business days after the expiration of such 15-day period, then the Employer and the Employee shall each choose, within the succeeding three business day period, an Appraiser and instruct those two Appraisers to jointly select, within fifteen days of being chosen, another Appraiser to determine such value. Within three business days following the time that the Appraiser is selected (such selected Appraiser, the “Approved Appraiser”), the Employer and the Employee shall each submit to the Approved Appraiser in writing their respective determinations of such Fair Market Value. Within thirty days after being selected, the Approved Appraiser shall determine the Fair Market Value, which shall be (x) the Fair Market Value submitted to the Approved Appraiser by either the Employer or the Employee, without modification, provided that the Approved Appraiser shall not choose any Fair Market Value that is inconsistent with the terms of the Transaction Documents, and (y) set forth in a written detailed report mutually addressed to the Employer and the Employee (the “Valuation Report”). The determination of the Approved Appraiser set forth in the Valuation Report shall be final and binding upon all parties to the Transaction Documents 15 days after the delivery of the Valuation Report to the Employer and the Employee unless, within such 15-day period, the Employer or the Employee petition a court of competent jurisdiction to correct or vacate such determination; it being understood, acknowledged and agreed that the Employer and the Employee may so petition a court only upon grounds that such determination by the Approved Appraiser was procured by fraud and may not petition a court to correct or vacate the determination for any other grounds or reasons.

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“Final Manager Amount” means the lower of: (x) the Incentive Amount; and (y) 8.0% of the Net Profit.

“Final Time” means 11:59 p.m. ET on the date of occurrence of a Terminating Event.

“Final Valuation Time” means, if the Employer or the Employee timely petition a court in accordance with the terms of this Agreement to correct or vacate the determination of the Approved Appraiser set forth in the Valuation Report, such time that the Fair Market Value of the Property described in the Valuation Report is no longer subject to challenge by the Employer or the Employee (either as a result of a settlement, a final, non-appealable judgment issued by a court of competent jurisdiction, or otherwise).

“Funding Protocol” means, with respect to each Mesa Position and River Position, the following procedures: (i) at the time of inception of such Mesa Position or River Position, the Employee and Isthmus shall agree in writing to contribute, or otherwise irrevocably make available to the Funds, from time to time not less than the Isthmus Amount to fund the purchase by the Funds of Isthmus’ allocable share of such Mesa Position or River Position in accordance with the Buying Ratio; (ii) at least two (2) business prior to the last business day of each calendar month during the Term, the General Partner shall notify the Employee in writing of the net Amount due from Isthmus (taking into account any cash balances in the Funds attributable the Co-Investment Portfolio, as adjusted by any distributions of cash to Isthmus, the receipt of cash dividends by the Funds in respect of positions in the Co-Investment Portfolio, the cash proceeds of any Sales of positions in the Co-Investment Portfolio, etc.) to fund the purchase by the Funds of Isthmus’ allocable share of such Mesa Position or River Position during such month; (iii) not later than 3:00 p.m. ET on the last business day of each calendar month during the Term, Isthmus shall deliver such net Amount to the Funds in accordance with wiring instructions provided by the General Partner; (iv) any such net Amount not timely delivered by Isthmus to the Funds shall accrue interest at the rate of eighteen percent (18%) per annum, compounded daily, from the date such Amount was due through and including the date of payment by Isthmus; and (v) any such net Amount(s), together with any such accrued interest, that remains unpaid by Isthmus as of the Manager Payment Time shall be deducted from the Profit-Sharing Payment.

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“Funds” shall have the meaning given such term in the preamble to this Agreement.

“Guarantor” means American Entertainment Properties Corp., a Delaware corporation.

“Guaranty” means the Guaranty dated as of the Execution Time by the Guarantor in favor of the Employee.

“General Partner” shall have the meaning given such term in the preamble to this Agreement.

“GP Interests” means the equity interests in IEPGP.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Icahn Group” means Mr. Carl C. Icahn and his Affiliates (including those now or hereafter his Affiliates), including, without limitation, the Employer and the Funds (including the Mesa Portfolio and the River Portfolio), individually and collectively.

“Icahn Master” shall have the meaning given such term in the preamble to this Agreement.

“Icahn Partners” shall have the meaning given such term in the preamble to this Agreement.

“IEP” shall have the meaning given such term in the preamble to this Agreement.

“IEP Board” means the board of directors of IEPGP.

“IEPGP” means Icahn Enterprises G.P. Inc., the general partner of IEP.

“Illiquid Position” means any Property issued by a Controlled Person, unless such Property is both: (x) listed or admitted to trading on a securities exchange, quotation system or public market as of the time of determination; and (y) have an average daily trading volume, over the 30-day period prior to the time of determination, of at least 0.5% of the shares then outstanding. For the avoidance of doubt, any Derivative that references an Illiquid Position shall also be deemed to be an Illiquid Position, unless such Derivative is both: (x) listed or admitted to trading on a securities exchange, quotation system or public market as of the time of determination; and (y) has an average daily trading volume, over the 30-day period prior to the time of determination, of at least 0.5% of the shares then outstanding.

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“Incentive Amount” means: (x) 10.0% of the Net Profit; minus (y) the sum of all Amounts actually paid or due and owing to the NSAs collectively pursuant to the NSAs Agreements; minus (z) 10% of the Subscription Amount.

“Inception Time” means, with respect to any Mesa Position or River Position, the time of purchase by the Funds of the first share or dollar Amount of such Mesa Position or River Position, as applicable.

“Individual Hurdle Amount” means, with respect to each individual Mesa Position (including any Mesa Position that is subsequently classified hereunder as a Designated Position, Remaining Position or Ride Position): (x) other than single name short positions and index short positions, an Amount equal to a return on the aggregate Amount of all Mesa Capital invested in such Mesa Position, at an annual rate of 4.5% compounded at the time of each change (i.e., increase or decrease) in the Amount of Mesa Capital, from the Inception Time through and including the Cessation Time; (y) which constitutes a single name short position, an Amount equal to a return on thirty percent (30%) of the aggregate Amount of all Mesa Capital invested in such Mesa Position, at an annual rate of 4.5% compounded at the time of each change (i.e., increase or decrease) in the Amount of Mesa Capital, from the Inception Time through and including the Cessation Time; and (z) which constitutes an index short position or a credit default swap short position (i.e., “buying protection”), an Amount equal to a return on ten percent (10%) of the aggregate Amount of all Mesa Capital invested in such Mesa Position, at an annual rate of 4.5% compounded at the time of each change (i.e., increase or decrease) in the Amount of Mesa Capital, from the Inception Time through and including the Cessation Time.

“Individual Mesa Expenses” means, with respect to each individual Mesa Position (including any Mesa Position that is subsequently classified hereunder as a Designated Position, Remaining Position or Ride Position), an Amount equal to all Expenses relating to such Mesa Position through and including the Cessation Time.

“Individual Mesa Net Profit Amount” means, with respect to each individual Mesa Position (including any Mesa Position that is subsequently classified hereunder as a Designated Position, Remaining Position or Ride Position – and excluding, for the avoidance of doubt, any portion of such Mesa Position attributable to the Co-Investment Portfolio), the Individual Mesa P&L Amount minus the Individual Hurdle Amount minus the Individual Mesa Expenses. For the avoidance of doubt, the Individual Mesa Net Profit Amount may be a positive or a negative Amount.

“Individual Mesa P&L Amount” means, with respect to each individual Mesa Position (including any Mesa Position that is subsequently classified hereunder as a Designated Position, Remaining Position or Ride Position – and excluding, for the avoidance of doubt, any portion of such Mesa Position attributable to the Co-Investment Portfolio), the aggregate increase (taking into account the receipt of interest and dividend income and any other income associated with Derivatives, as well as any fees – e.g., break-up fees, consent fees, amendment fees, commitment fees, etc. – which are actually received and retained by the Funds in respect of such Mesa Position) or decrease (taking into account the payment of interest, dividends and any other Amounts associated with Derivatives and Securities Sold short with respect to such Mesa Position) in the Value of such Mesa Position, including realized and unrealized gains and losses, from the Inception Time through and including the Cessation Time. For purposes of Calculating the Individual Mesa P&L Amount: (x) the Value of any Mesa Position (including any Designated Position, Remaining Position and/or Ride Position) that is Sold during the Term shall be the respective Sale prices obtained therefor; (y) the Value of any Mesa Position (including any Remaining Position and/or Ride Position, but excluding any Designated Position) remaining in the Mesa Portfolio at the Cessation Time shall be the Fair Market Value thereof at the Cessation Time; and (z) the Value of any Designated Position remaining in the Mesa Portfolio at the Cessation Time shall be the lowest Fair Market Value thereof during the 30-day period immediately following the Term End.

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“Individual River Expenses” means, with respect to each individual River Position, an Amount equal to all Expenses relating to such River Position through and including the Cessation Time.

“Individual River Net Profit Amount” means, with respect to each individual River Position, 50% of the Individual River P&L Amount minus 50% of the Individual River Expenses. For the avoidance of doubt, the Individual River Net Profit Amount may be a positive or a negative Amount.

“Individual River P&L Amount” means, with respect to each individual River Position (excluding, for the avoidance of doubt, any portion of such River Position attributable to the Co-Investment Portfolio), the aggregate increase (taking into account the receipt of interest and dividend income and any other income associated with Derivatives, as well as any fees – e.g., break-up fees, consent fees, amendment fees, commitment fees, etc. – which are actually received and retained by the Funds in respect of such River Position) or decrease (taking into account the payment of interest, dividends and any other Amounts associated with Derivatives and Securities Sold short with respect to such River Position) in the Value of such River Position, including realized and unrealized gains and losses, from the Inception Time through and including the Cessation Time. For purposes of Calculating the Individual River P&L Amount: (x) the Value of any River Position (including any Ride Position) that is Sold during the Term shall be the respective Sale prices obtained therefor; and (y) the Value of any River Position (including any Ride Position) remaining in the River Portfolio at the Cessation Time shall be the Fair Market Value thereof at the Cessation Time.

“Inventions” means all processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions, including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others (including the NSAs), during the period the Employee is employed hereunder, whether or not patentable and whether or not on the Employer’s time or with the use of its facilities or materials.

“Isthmus” shall have the meaning given such term in the preamble to this Agreement.

“Isthmus Amount” means $7,500,000. For the avoidance of doubt, a portion of each Isthmus Amount to be contributed by Isthmus to the Funds shall be delivered by Isthmus to Icahn Partners LP and the remainder shall be delivered by Isthmus to Icahn Partners Master Fund LP, with the allocation between such Funds to be determined by the General Partner in its sole and absolute discretion.

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“Key Man Event” means, with respect to Carl C. Icahn, any of the following: (i) death; (ii) Permanent Disability; (iii) resignation from his position as Chief Executive Officer of the General Partner; or (iv) Carl C. Icahn becomes unable to continue to act as Chief Executive Officer of the General Partner for any reason (whether voluntary or involuntary).

“Large Position” means any Mesa Position or River Position as to which, as of the time of determination, the Funds beneficially own 10% or more of the outstanding equity Securities of the relevant issuer.

“List” means the list of all Securities held by the Employee or his Affiliates, directly or indirectly, as of the Execution Time that would be suitable for the Mesa Portfolio, which list is attached hereto as Exhibit C.

“LPA” means, collectively, the agreements of limited partnership of the Funds, as the same may be amended from time to time, among the General Partner, Isthmus and the other partners thereof.

“Manager Payment Time” means the time of payment to the Employee of the Profit-Sharing Payment, which shall be the ninetieth (90th) day following the Term End. Notwithstanding the foregoing, with respect to any Disputed Portion, payment may be made following the Final Valuation Time in accordance with Treas. Reg. Section 1.409A-3(g).

“Memo” means, with respect to any investment proposed by the Employee to the Employer for consideration as a Permitted Investment, a memorandum describing in reasonable detail the potential investment thesis of such investment, it being understood, acknowledged and agreed that only Employee Positions may be so proposed by the Employee to the Employer for consideration as Permitted Investments.

“Mesa Capital” means the aggregate Amount of capital invested by the Employer or its Affiliates (in either case through their investments in, or by making capital contributions to, the Funds in accordance with this Agreement) in Mesa Positions on a notional basis (i.e., total exposure), excluding: (i) any appreciation or depreciation in such Mesa Positions; (ii) cash or other proceeds realized from the Sale or partial Sale of such Mesa Positions; (iii) distributions of Property by the Funds in respect of such Mesa Positions; and (iv) any Individual Mesa Expenses.

“Mesa Net Profit” means, with respect to all of the Mesa Positions in the aggregate (including any Mesa Positions that are subsequently classified hereunder as Designated Positions, Remaining Positions or Ride Positions – and excluding, for the avoidance of doubt, any Mesa Positions attributable to the Co-Investment Portfolio), an Amount equal to (x) the sum of all of the positive Individual Mesa Net Profit Amounts less (y) the absolute value of the sum of all of the negative Individual Mesa Net Profit Amounts (if this Calculation results in a negative number then the result will be referred to as the “Mesa Loss”).

“Mesa Portfolio” shall have the meaning given such term in the Recitals of this Agreement.

“Mesa Positions” means, and shall be limited to: (x) Securities of an issuer the Securities of which are held from time to time in the Mesa Portfolio; and (y) any Property received by the Funds in exchange therefor pursuant to any merger, exchange offer, like kind exchange or other transaction.

“Net Profit” will be Calculated as follows (if this Calculation results in a negative number, then the result will be referred to as a “Net Loss”):

•	if both the Mesa Net Profit and the River Net Profit are positive Amounts, then the Net Profit will be equal to Mesa Net Profit, as increased by the River Net Profit [for example, if the Mesa Net Profit is $100 million and the River Net Profit is $80 million then the Net Profit will be $180 million];

•	if the Mesa Net Profit is a positive Amount and there is a River Loss which does not exceed the Mesa Net Profit, then the Net Profit will be equal to the Mesa Net Profit, as decreased by the River Loss [for example, if the Mesa Net Profit is $100 million and the River Loss is $80 million then the Net Profit will be $20 million];

•	if the Mesa Net Profit is a positive Amount and there is a River Loss which exceeds the Mesa Net Profit, then the Net Loss will be equal to the River Loss, as decreased by the Mesa Net Profit [for example, if the Mesa Net Profit is $100 million and the River Loss is $180 million then the Net Loss will be $80 million];

•	if the River Net Profit is a positive Amount and there is a Mesa Loss which does not exceed the River Net Profit, then the Net Profit will be equal to the River Net Profit, as decreased by the Mesa Loss [for example, if the River Net Profit is $100 million and the Mesa Loss is $80 million then the Net Profit will be $20 million];

•	if the River Net Profit is a positive Amount and there is a Mesa Loss which exceeds the River Net Profit, then the Net Loss will be equal to the Mesa Loss, as decreased by the River Net Profit [for example, if the River Net Profit is $100 million and the Mesa Loss is $180 million then the Net Loss will be $80 million]; and

•	if there is both a Mesa Loss and a River Loss, then the Net Loss will be equal to the Mesa Loss, as increased by the River Loss [for example, if the Mesa Loss is $100 million and the River Loss is $80 million then the Net Loss will be $180 million].

“Non-Compete Period” shall have the meaning given such term in Section 13(b) of this Agreement.

“NSAs” shall have the meaning given such term in Section 6 of this Agreement.

“NSAs Agreements” shall have the meaning given such term in Section 6 of this Agreement.

“Offset Amount” means (x) the Clawback Amount plus (y) the Employee Recruiting Amount.

“Permanent Disability” means, with respect to Carl C. Icahn, that the IEP Board has determined that Mr. Icahn has become unable to be responsible for and manage his financial affairs due to physical or mental illness or injury which is reasonably likely to result in death or incapacity for a period of six (6) months.

“Permitted Investments” means, and shall be limited to, only those investments proposed by the Employee that are approved in writing by the Employer for purchase by the Mesa Portfolio; provided, however, that no investment shall be designated or considered a Permitted Investment for any purpose under this Agreement unless and until the Employee shall have (x) delivered to the Employer a Memo regarding such investment and (y) caused Isthmus to agree in writing to contribute, or otherwise irrevocably make available to the Funds, in accordance with the Funding Protocol, not less than the Isthmus Amount to fund the purchase by the Funds of Isthmus’ pro-rata portion of such investment.

“Permitted Resignation” means the Employee’s written resignation delivered by hand to the Chairman within 10 business days following an Uncured Employer Breach.

“Permitted Sale” means, with respect to any Mesa Position, a Sale of any Securities comprising such Mesa Position that is conducted either (i) with the consent of the Employee or (ii) at a time when the Value of such Mesa Position has appreciated by at least 15% on an annualized basis since the Inception Time.

“Person” means, any person, individual, entity, venture, vehicle, limited liability company, partnership, proprietorship, corporation, or any other business vehicle.

“Portfolio Company” shall have the meaning given such term in Section 3(c) of this Agreement.

“Profit-Sharing Payment” shall have the meaning given such term in Section 7(a) of this Agreement.

“Property” means and shall include any Securities, instruments, cash, cash equivalents, property, assets or entity.

“Policies” shall have the meaning given such term in Section 15 of this Agreement.

“Rejected Position” means any name that has (x) been proposed by the Employee to the Employer as a Permitted Investment pursuant to Section 4 and (y) not been approved by the Employer for purchase by the Mesa Portfolio within three (3) business following delivery by the Employee to the Employer of a Memo with respect to such Employee Position; provided, however, that, with respect to any name that becomes a Rejected Position in accordance with the foregoing, such name shall cease to constitute a Rejected Position for all purposes under this Agreement at the time that is one (1) year following the time that such name became a Rejected Position; it being understood that, immediately following the expiration of such one-year period, such name shall (if, but only if, such name shall not have been purchased by the Employer or its Affiliates or the Employee or his Affiliates as permitted by the terms of this Agreement during such one-year period) be designated automatically as an “Eligible Position” for all purposes under this Agreement unless and until such name is thereafter added to the Employee Watchlist, at which time such name shall (a) cease to constitute an Eligible Position and (b) be designated as an Employee Position.

“Related Persons” means Carl C. Icahn, his Affiliates and Associates, or any of their respective officers, directors, agents, employees or family members, including natural persons, and all entities, corporations, limited liability companies, trusts, partnership and other business vehicles.

“Release” shall have the meaning given such term in Section 9(d) of this Agreement.

“Remaining Positions” shall have the meaning given such term in Section 4(d)(ii) of this Agreement.

“Removal” shall have the meaning given such term in Section 14(u) of this Agreement.

“Ride Companies” shall have the meaning given such term in Section 7(a) of this Agreement.

“Ride Notice” shall have the meaning given such term in Section 7(a) of this Agreement.

“River Net Profit” means, with respect to all of the River Positions in the aggregate, an Amount equal to (x) the sum of all of the positive Individual River Net Profit Amounts less (y) the absolute value of the sum of all of the negative Individual River Net Profit Amounts (if this Calculation results in a negative number then the result will be referred to as the “River Loss”).

“Ride Positions” shall have the meaning given such term in Section 7(a) of this Agreement.

“River Portfolio” shall have the meaning given such term in the Recitals of this Agreement.

“River Positions” means, and shall be limited to: (x) Securities of an issuer the Securities of which are held from time to time in the River Portfolio; and (y) any Property received by the Funds in exchange therefor pursuant to any merger, exchange offer, like kind exchange or other transaction.

“River Services” shall have the meaning given such term in Section 5 of this Agreement.

“RSU Agreement” means the Restricted Unit Agreement dated as of the Execution Time, between IEP and the Employee, a form of which is attached hereto as Exhibit D.

“Sale Notice” shall have the meaning given such term in Section 4(d)(ii) of this Agreement.

“Securities” means securities and other financial instruments, including, without limitation: capital stock; preferred stock; shares of beneficial interest; partnership interests and similar financial instruments; bonds, bank debt, notes and debentures (whether subordinated, convertible or otherwise); equity and other Derivatives; loans; accounts and notes receivable and payable held by trade or other creditors; bankruptcy and trade claims; contract and other claims; executory contracts; participations; commercial paper; and any other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, whether or not publicly traded or readily marketable. Each reference in this Agreement to “Securities issued by” a particular issuer, or “Securities of” an issuer, shall also be deemed to include Derivatives referencing such issuer or any of its Securities.

“Sell” (and the related term “Selling”) means, with respect to any Property, to sell, transfer, dispose of, or otherwise reduce such Property to cash, whether in ordinary course brokerage transactions, privately negotiated transactions, by means of a registered or underwritten initial public offering or secondary offering, through the consummation of a sale, auction or merger process, or otherwise (any such sale, transfer or other disposition shall be referred to as a “Sale”; any such offering or process shall be referred to as a “Sale Process”; and any Property sold, transferred or disposed of in connection with any such Sale or Sale Process shall be referred to as having been “Sold”) (it being understood, acknowledged and agreed that, for purposes of Calculating any Amounts due to Isthmus, the Employee and/or the NSAs under the Transaction Documents, the terms Sell, Sale, Sale Process and Sold, shall in no event include any: (x) Removal; (y) direct or indirect sale, transfer or other disposition (including by means of a contribution or distribution) of any Property to a Fund; or (y) sale, transfer or other disposition of any Property for any consideration other than cash – i.e., it is the intention of the parties that if, pursuant to any sale, exchange offer, merger, reorganization or other transaction, all or any portion of the Property comprising a Mesa Position or River Position is converted into any new Property other than cash, such new Property shall continue to be considered part of such Mesa Position or River Position, as applicable, unless and until such new Property is reduced to cash).

“Separation from Service” means a “separation from service” as defined in Code Section 409A(a)(2)(A)(i) and the regulations thereunder, of the Employee from the Employer and, for purposes of any such provision of this Agreement, references to a “termination”, “cessation of employment”, “termination of employment” or like terms shall mean such Separation from Service.

“Subscription Amount” means the aggregate Amount of all subscription fees or other Amounts paid or incurred by the Employer, the Funds or their Affiliates during the Term for investment research services used by the Employee and/or the NSAs in connection with the performance of their services under this Agreement and the NSAs Agreements, respectively; it being understood and agreed that the aggregate Amount of such fees or other Amounts to be paid or incurred by the Employer, the Funds or their Affiliates shall not exceed $200,000 per year during the Term.

“Term” means the period beginning at the Execution Time and continuing through the last day of the Employee’s employment hereunder.

“Term End” shall have the meaning given such term in Section 3(a) of this Agreement.

“Terminating Event” means termination of the employment of the Employee pursuant to: (x) Section 9(b), in which case the time of occurrence of such termination shall be the time of cessation of the Employee’s employment under this Agreement due to any of the matters set forth in Section 9(b); or (y) Section 9(h), in which case the time of occurrence of such termination shall be the Change in Control Termination Time. For the avoidance of doubt: (i) the termination for any reason (including by means of a resignation) prior to the Term End of (x) any or all of the NSAs Agreements and/or (y) the employment of any or all of the NSAs thereunder shall not in either case constitute a Terminating Event or otherwise trigger or accelerate the payment to Isthmus of the Profit-Sharing Payment or the payment to Isthmus or the Employee of any other Amounts hereunder; and (ii) while the occurrence of a Terminating Event hereunder prior to the Term End could require the Calculation of certain Amounts under the NSAs Agreements solely for purposes of determining any Profit-Sharing Payment due to Isthmus, any such Terminating Event or Calculation shall not in any event trigger or accelerate the termination of any or all of the NSAs Agreements, the termination of the employment of any or all of the NSAs thereunder, or the payment of any Amounts to the NSAs thereunder.

“Track Record” means the track record generated by the Mesa Portfolio and the River Portfolio.

“Transaction Documents” means this Agreement, the LPA, the NSAs Agreements, the RSU Agreement and/or any of the agreements or other documents that are attached as exhibits or schedules hereto or thereto.

“Uncured Employer Breach” means any of the following: (a) a material breach by the Employer of this Agreement and/or the RSU Agreement; (b) a material breach by the Employer or the General Partner of the LPA; or (c) a material breach by the Guarantor of the Guaranty; provided, however, that prior to termination for an Uncured Employer Breach as a result of a material breach under clauses (a)-(c), the Employer, the General Partner and/or the Guarantor, as the case may be, shall be given written notice of the activity giving rise to such failure and, if such activity is capable of being cured, will have 30 business days to cure such breach.

“Valuation Report” shall have the meaning given such term within the definition of “Fair Market Value” contained in this Section 16.

“Value” means, with respect to the Co-Investment Portfolio, the Mesa Positions, the River Positions and any other Amounts referenced in the Transaction Documents (including any Designated Positions, Remaining Positions or Ride Positions), the cumulative Amount of cash and the Fair Market Value of any Property attributable thereto. For purposes of Calculating the Value of any currency other than U.S. dollars, such currency shall be translated into U.S. dollars at the rate of exchange published in The Wall Street Journal (or, if no such rate is published, at Fair Market Value) on the business day immediately preceding the time of determination.

“Voting Stock” means, with respect to any Person, any class or classes of capital stock or partnership or limited liability company units or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

Terms used in this Agreement that are plural include the singular and the singular includes the plural. The terms “share” and “shares” as used in this Agreement shall include, in addition to shares of common equity, other applicable units of measurement (such as shares of preferred stock, limited liability company interests or units of limited partnership interest, etc.) and Derivative equivalents, as the context requires. For the avoidance of doubt, terms defined above in this Section 16 as having the meanings given such terms in the NSAs Agreements shall continue to be so defined herein following the termination for any reason (including by means of a resignation) prior to the Term End of (x) any or all of the NSAs Agreements and/or (y) the employment of any or all of the NSAs thereunder.

17.            Indemnification. During the term of this Agreement and thereafter, the Employer agrees to provide to the Employee the indemnification coverage set forth in Section 6.15 of the Second Amended and Restated Agreement of Limited Partnership of IEP dated as of August 2, 2016 as it may be amended from time to time, in connection with any and all losses, claims, suits or actions to which Employee becomes subject arising from the performance of Employee’s duties pursuant to this Agreement (including, without limitation, any service as a member of the board of directors of any Portfolio Company); provided, however, that the Employer’s obligations under this Section 17 shall not apply with respect to any losses, claims, suits or actions to the extent that Employee receives payment in respect thereof under any policy of insurance or pursuant to the indemnification obligation of any other Person. If the Employee obtains payment with respect to any such losses, claims, suits or actions for which the Employer has already provided payment, from any insurance company or any other Person providing Employee with indemnification, then Employee shall return to the Employer that portion of the payment the Employer made to Employee equal to the amount so received by Employee from such insurance company or other Person.

IN WITNESS WHEREOF, undersigned have executed this Manager Agreement as of October 1, 2020.

EMPLOYEE	ISTHMUS LLC

/s/ Brett Icahn	By:	/s/ Brett Icahn
Brett Icahn		Name: Brett Icahn
Title: Sole Member

EMPLOYER	EXISTING FUNDS

ICAHN ENTERPRISES L.P.	ICAHN PARTNERS LP
By: Icahn Enterprises G.P. Inc., its general partner	By: Icahn Onshore LP, its general partner

By:	/s/ Keith Cozza	By:	/s/ Irene March
	Name: Keith Cozza		Name: Irene March
	Title: Chief Executive Officer		Title: Executive Vice President

ICAHN CAPITAL LP	ICAHN PARTNERS MASTER FUND LP
By: IPH GP LLC, its general partner	By: Icahn Offshore LP, its general partner

By:	/s/ Irene March	By:	/s/ Irene March
	Name: Irene March		Name: Irene March
	Title: Executive Vice President		Title: Executive Vice President

[Signature Page to Manager Agreement]